UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A
(Amendment No. 2)

Current Report
pursuant to Section 13 or 15(d)
of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 19, 2005

SONICWALL, INC.

(Exact name of registrant as specified in its charter)

California	000-27723	77-0270079

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1143 Borregas Avenue
Sunnyvale, California 94089
(408) 745-9600
(Address, including zip code and telephone number, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.01. CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT.
Item 8.01. OTHER EVENTS
Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES

ITEM 4.01. CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT.

(a) On May 19, 2005, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) informed SonicWALL, Inc. (the “Company”) that PricewaterhouseCoopers has resigned as the Company’s independent registered public accounting firm effective as of that date. The Company has accepted PricewaterhouseCoopers’ resignation.

The reports of PricewaterhouseCoopers on the financial statements of the Company for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle, except as set forth below.

In connection with its audits for each of the two most recent fiscal years and through May 19, 2005, there were no disagreements with PricewaterhouseCoopers of any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused PricewaterhouseCoopers to make reference thereto in their report on the financial statements for such years, other than as follows: In connection with the PricewaterhouseCoopers’ review of the quarter ended June 30, 2004, there was a disagreement with respect to the calculation of sales returns reserves associated with Company sales to distributors in EMEA and a sale to a distributor in Japan for which adequate evidence of an arrangement had not been obtained. The disagreement was resolved by the Company recording an adjustment to the sales returns reserves and deferring the revenue on the sale to the distributor in the quarter ended June 30, 2004. This disagreement was reported to the audit committee of the board of directors of the Company. The Company has authorized PricewaterhouseCoopers to respond fully to the inquiries of the successor independent registered public accounting firm concerning the subject matter of the disagreement.

During the two most recent fiscal years and through May 19, 2005, there have been no reportable events (as outlined in Regulation S-K Item 304(a)(1)(v)), other than as follows: In Item 9A of its Annual Report on Form 10-K/A for the year ended December 31, 2004, the Company did not maintain effective controls over the application of certain generally accepted accounting principles within the financial reporting process because the Company lacked a sufficient complement of personnel with a level of financial reporting expertise commensurate with the Company’s financial reporting requirements. This material weakness contributed to the following individual material weaknesses:

(1)	The Company did not maintain effective controls over the timing of the recognition of revenue. As a result, during fiscal year 2004, the Company improperly recognized revenue on certain transactions where delivery and transfer of title or the evidence of a final arrangement had not yet occurred. This control deficiency resulted in material adjustments to revenue and cost of revenue during the second and third quarters of 2004.

(2)	The Company did not maintain effective controls over the accounting for certain lease transactions as of December 31, 2004. As a result, the Company did not properly account for rent expense associated with its corporate headquarters lease extension. This control deficiency resulted in material adjustments to operating expenses during the third quarter of 2004.

(3)	Also, as of December 31, 2004, the Company did not maintain effective controls over the determination and accuracy of certain liabilities and the related expenses. Specifically, the Company failed to properly accrue its obligations for bonuses and commissions based on information known by management prior to the filing of the interim and annual financial statements. This control deficiency resulted in the restatement of the 2004 annual and interim financial statements.

PricewaterhouseCoopers’ report on internal control over financial reporting included in Item 9A of the Form 10-K/A for the year ended December 31, 2004 contained an adverse opinion on the effectiveness of internal control over financial reporting as of December 31, 2004. This material weakness was reported to the audit committee of the board of directors of the Company. The Company has authorized PricewaterhouseCoopers to respond fully to the inquiries of the successor independent registered public accounting firm concerning the subject matter of the material weaknesses.

In response to the Company’s request, PricewaterhouseCoopers has furnished the Company with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter dated May 25, 2005, was attached as Exhibit 16.1 to the Company’s Current Report on Form 8-K dated May 25, 2005.

The senior officers and Audit Committee of the Company will now formally commence a search to select a new independent registered public accounting firm. This search will be conducted in accordance with the terms of the Company’s Audit Committee Charter.

Item 8.01. OTHER EVENTS

The Company has changed the scheduled date for its annual meeting of shareholders (the “2005 Annual Meeting”), which was previously scheduled for June 9, 2005. The new date for the 2005 Annual Meeting and an updated record date have not yet been determined.

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits — The following exhibit is incorporated by reference to the Company’s Current Report on Form 8-K, dated May 25, 2005.

Exhibit
Number	Description
16.1	Letter dated May 25, 2005 from PricewaterhouseCoopers LLP to the Securities and Exchange Commission regarding statements included in this Form 8-K.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONICWALL, INC.
By:	/s/ Robert D. Selvi
Robert D. Selvi
Chief Financial Officer

Dated: June 29, 2005